RiverNorth Core Opportunity Fund

Dear Shareholder:

Enclosed you will find proxy material for your fund’s upcoming shareholder meeting, which is scheduled for October 29, 2010.

At the meeting we are asking shareholders to approve a new Management Agreement with RiverNorth Capital Management, LLC (your Fund’s current advisor).  The new Management Agreement is essentially the same as the current Management Agreement that your Fund is operating under and the fees that you currently pay will not increase under the new Management Agreement.  RiverNorth Holding Co. which owns 100% of RiverNorth Capital Management, LLC is going under a restructuring that under the Investment Company Act requires Shareholders to approve the Management Agreement between RiverNorth Capital Management, LLC and the Fund.

Regardless of how many shares you own, it is important that all shareholders vote their shares.  So please take a moment to read the enclosed proxy statement and vote your shares through any one of the convenient voting methods listed on your proxy ballot.

Your Fund has engaged The Altman Group, a professional proxy firm, to assist shareholders in the voting process.  So if you do not vote your shares, as the meeting date approaches, you may receive a friendly reminder to vote call from them.

Thank you in advance for your time and consideration into this very important matter.  Should you have any questions, please do not hesitate to call 1 (877) 732-3613.

Sincerely,